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                                                                  EXHIBIT 10.17


                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT is entered into as of this 1st day of November, 1998 by and among Riverwood International Corporation, a Delaware corporation ("Employer"), Riverwood Holding, Inc., a Delaware corporation ("Holding") and Steven D. Saucier ("Executive").

                             W I T N E S S E T H :

         WHEREAS, Employer desires to employ Executive as its Senior Vice President, Paperboard Operations on the terms and conditions set forth herein;

         WHEREAS, Executive desires to accept such employment on the terms and conditions set forth herein;

         WHEREAS, each of Employer, Holding and Executive agrees that Executive will have a prominent role in the management of the business, and the development of the goodwill, of Employer and its Affiliates (as defined below) and will establish and develop relations and contacts with the principal customers and suppliers of Employer and its Affiliates in the United States and the rest of the world, all of which constitute valuable goodwill of, and could be used by Executive to compete unfairly with, Employer and its Affiliates;

         WHEREAS, (i) in the course of his employment with Employer, Executive will obtain confidential and proprietary information and trade secrets concerning the business and operations of Employer and its Affiliates in the United States and the rest of the world that could be used to compete unfairly with Employer and its Affiliates; (ii) the covenants and restrictions contained in Sections 8 through 13, inclusive, are intended to protect the legitimate interests of Employer and its Affiliates in their respective goodwill, trade secrets and other confidential and proprietary information; and (iii) Executive desires to be bound by such covenants and restrictions;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, Employer, Holding and Executive hereby agree as follows:

           Agreement to Employ. Upon the terms and subject to the conditions of this Agreement, Employer hereby employs Executive, and Executive hereby accepts employment by Employer.
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         2.      Term; Position and Responsibilities.

         (a) Term of Employment. Unless Executive's employment shall sooner terminate pursuant to Section 7, Employer shall employ Executive for a term commencing on the date hereof and ending on the third anniversary of the date hereof (the "Initial Term"). Effective upon the expiration of the Initial Term and of each Additional Term (as defined below), Executive's employment hereunder shall be deemed to be automatically extended, upon the same terms and conditions, for an additional period of one year (each, an "Additional Term"), in each such case, commencing upon the expiration of the Initial Term or the then current Additional Term, as the case may be, unless Employer, at least 180 days prior to the expiration of the Initial Term or such Additional Term, shall give written notice (a "Non-Extension Notice") to Executive of its intention not to extend the Employment Period (as defined below) hereunder, provided that a Non-Extension Notice shall not constitute a notice to Executive of the termination of his employment by Employer unless such notice specifically provides for such termination of employment and the specific date thereof. The period during which Executive is employed pursuant to this Agreement, including any extension thereof in accordance with the preceding sentence, shall be referred to as the "Employment Period".

         (b) Position and Responsibilities. During the Employment Period, Executive shall serve as Senior Vice President, Paperboard Operations of Employer and have such duties and responsibilities as are customarily assigned to individuals serving in such position and such other duties consistent with Executive's title and position as the Board of Directors of Employer ("Employer's Board") specifies from time to time. Executive shall report to the Company's President and Chief Executive Officer. Executive shall devote all of his skill, knowledge and working time (except for (i) vacation time as set forth in Section 6(c) and absence for sickness or similar disability and (ii) to the extent that it does not interfere with the performance of Executive's duties hereunder, (A) such reasonable time as may be devoted to service on boards of directors of other corporations and entities, subject to the provisions of Section 9, and the fulfillment of civic responsibilities and (B) such reasonable time as may be necessary from time to time for personal financial matters) to the conscientious performance of the duties and responsibilities of such position. If so elected or designated by the respective shareholders thereof, Executive shall serve as a member of the Boards of Directors of Holding, Employer and their respective Affiliates during the Employment Period without additional compensation.

         3. Base Salary. As compensation for the services to be performed by Executive during the Employment Period, Employer shall pay Executive a base salary at an annualized rate of $225,000, payable in installments on Employer's regular payroll dates, and, in the event that Executive's employment hereunder is terminated by death, for the


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remainder of the pay period in which death occurs and for one month thereafter.
Employer's Board shall review Executive's base salary annually during the period of his employment hereunder and, in its sole discretion, Employer's
Board may increase (but may not decrease) such base salary from time to time based upon the performance of Executive, the financial condition of Employer, prevailing industry salary levels and such other factors as Employer's Board shall consider relevant. (The annual base salary payable to Executive under this Section 3, as the same may be increased from time to time and without regard to any reduction therefrom in accordance with the next sentence, shall hereinafter be referred to as the "Base Salary".) The Base Salary payable under this Section 3 shall be reduced to the extent that Executive elects to defer such Base Salary under the terms of any deferred compensation, savings plan or other voluntary deferral arrangement that may be maintained or established by Employer.

         Following the conclusion of Executive's first month of employment, Executive shall receive a one-time signing bonus of $50,000.

         4.      Incentive Compensation Arrangements.

         (a) Incentive Compensation. During the Employment Period, Executive shall participate in Employer's incentive compensation programs for its senior executives existing from time to time, at a level commensurate with his position and duties with Employer and based on such performance targets as may be established from time to time by Employer's Board or a committee thereof. For 1999, Executive's aggregate annual target bonus opportunity shall be 60% of Base Salary, provided that Executive's actual annual bonus for 1999 shall be not less than 30% of his Base Salary; provided, further, that if Executive commits to purchase 50% or more of the shares of Common Stock offered to Executive pursuant to Section 4(b) below by December 1, 1999, Executive's annual target bonus opportunity for the year in which such purchase occurs and each subsequent year during the Employment Period shall be 100% of Base Salary and for 1999 and 2000 shall be not less than $200,000.

         (b) Commitment to Purchase Shares.

             (i) Executive will be given the opportunity to commit to purchase by no later than May 1, 2001, a minimum of 3,750 and no more than 7,500 shares of the Class A Common Stock of Holding, par value $.01 per share (the "Common Stock"), at a purchase price per share of $100 (the "Per Share Price"). Executive must commit to such purchase by no later than December 1, 1999 (the shares of Common Stock that Executive so commits to purchase, the "Equity Commitment"). In no event, however, will Holding be required to offer to sell or to sell any Shares to Executive at any time at which making


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         such an offer or selling any such Shares would violate any applicable securities law. The terms and conditions of Executive's purchase of any Shares, including the restrictions on transfer of the Shares, the right of first refusal of Holding with respect to such Shares, the right of Holding to repurchase all or a portion of such Shares from Executive following any termination of Executive's employment and the applicable repurchase price and the respective tag along and drag along rights of Executive and Holding, shall be set forth in a separate Management Stock Subscription Agreement, in the form customarily used by Holding for such purpose, to be entered into by and between Parent and Executive.

              (ii) On the date the Company pays its annual bonus each of 1999 and 2000, Executive shall, and hereby agrees to, apply the lesser of
         (A) the after-tax proceeds to him of such annual bonus payment less an amount sufficient to cover any income or employment tax consequences of his purchase of the Shares pursuant to this paragraph in the event his purchase price is less than the fair market value of the Shares at the time of purchase (such tax calculations to be determined by an accountant or other advisor to the Executive and as if Executive is subject to the highest marginal income tax rates for federal, state and local tax purposes that are applicable to Executive at such time (and taking into account the deductibility of state and local income taxes for federal income tax purposes), and including, FICA/FUTA and all other similar taxes and (B) the aggregate purchase price of such shares of his Equity Commitment that he has remain unpurchased, to the purchase of any shares of his Equity Commitment that he has not previously purchased. If, after application of the available proceeds of Executive's annual bonus with respect to 1999 and 2000 as provided in the preceding sentence, there remains any portion of Executive's Equity Commitment that he has not purchased, Executive shall purchase such remaining portion by no later than May
         1, 2001. If Executive's employment terminates for any reason prior to his satisfaction of his entire Equity Commitment, any remaining Equity Commitment shall be cancelled.

              (iii) In the event of a Change in Control (as defined in the Stock Incentive Plan referred to in Section 4(c) below) prior to the date Executive has purchases all shares of his Equity Commitment, (i) Executive's obligation to purchase any remaining shares of his Equity Commitment shall terminate and (ii) Executive shall receive from Employer a payment equal to the product of (A) the excess, if any, of the Per Share Price over the Change in Control Price (as defined in the Stock Incentive Plan) and (2) the number of shares remaining unpurchased in his Equity Commitment on the date of such Change in Control.


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         (c) Options. For each Share that Executive commits to purchase pursuant to Sections 4(b), Executive shall be granted non-qualified stock options (the "Service Options") to purchase two shares of Common Stock, and non-qualified stock options (the "Performance Options" and, together with the Service Options, the "Options") to purchase an additional one share of Common Stock. In addition, Executive will an award of options and supplemental guaranteed payment agreement under the Company's Supplemental Long-Term Incentive Plan. Such awards pursuant to and in accordance with the terms of the Riverwood Holding, Inc. Stock Incentive Plan and Supplemental Long-Term Incentive Plan and shall otherwise be subject to the terms and conditions (which shall include those described in this Section 4(b)) set forth in a separate agreements, in the form customarily used for such purpose, to be entered into by Executive and Holding. The per share exercise price for the options shall be the Per Share Price.

         5. Employee Benefits. During the Employment Period, employee benefits, including life, medical, dental, accidental death and dismemberment, business travel accident, prescription drug and disability insurance, shall be provided to Executive in accordance with the programs of Employer then available to its senior executives, as the same may be amended and in effect from time to time. Executive shall also be entitled to participate in all of Employer's profit sharing, pension, retirement, deferred compensation and savings plans, as the same may be amended and in effect from time to time, applicable to senior executives of Employer. The benefits referred to in this Section 5 shall be provided to Executive on a basis that is commensurate with Executive's position and duties with Employer hereunder and that is no less favorable than that of similarly situated employees of Employer.

         6.      Perquisites and Expenses.

         (a) General. During the Employment Period, Executive shall be entitled to the perquisites set forth on Schedule I hereto.

         (b) Business Travel, Lodging, etc. Employer shall reimburse Executive for reasonable travel, lodging, meal and other reasonable expenses incurred by him in connection with his performance of services hereunder upon submission of evidence, satisfactory to Employer, of the incurrence and purpose of each such expense and otherwise in accordance with Employer's business travel reimbursement policy applicable to its senior executives as in effect from time to time.

         (c) Vacation. During the Employment Period, Executive shall be entitled to a number of weeks of paid vacation on an annualized basis, without carryover accumulation, equal to the greater of (i) four weeks and (ii) the number of weeks of paid


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vacation per year applicable to senior executives of Employer in accordance with its vacation policy as in effect from time to time.

         7.      Termination of Employment.

         (a) Termination Due to Death or Disability. In the event that Executive's employment hereunder terminates due to death or is terminated by Employer due to Executive's Disability (as defined below), no termination benefits shall be payable to or in respect of Executive except as provided in
Section 7(f)(ii). For purposes of this Agreement, "Disability" shall mean a physical or mental disability that prevents or would prevent the performance by Executive of his duties hereunder for a continuous period of six months or longer. The determination of Executive's Disability shall (i) be made by an independent physician who is reasonably acceptable to Employer and Executive (or his representative), (ii) be final and binding on the parties hereto and
(iii) be based on such competent medical evidence as shall be presented to such independent physician by Executive and/or Employer or by any physician or group of physicians or other competent medical experts employed by Executive and/or Employer to advise such independent physician.

         (b) Termination by Employer for Cause. Executive may be terminated for Cause (as defined below) by Employer, provided that Executive shall be permitted to attend a meeting of Employer's Board within 30 days after delivery to him of a Notice of Termination (as defined below) pursuant to this Section 7(b) to explain why he should not be terminated for Cause and, if following any such explanation by Executive, Employer's Board determines that Employer does not have Cause to terminate Executive's employment, any such prior Notice of Termination delivered to Executive shall thereupon be withdrawn and of no further force or effect. "Cause" shall mean (i) the willful failure of Executive substantially to perform his duties hereunder (other than any such failure due to Executive's physical or mental illness) or other willful and material breach by Executive of any of his obligations hereunder or under any option agreement or other incentive award agreement, after a written demand for substantial performance has been delivered, and a reasonable opportunity to cure has been given, to Executive by Employer's Board, which demand identifies in reasonable detail the manner in which Employer's Board believes that Executive has not substantially performed his duties or has breached his obligations, (ii) Executive's engaging in willful and serious misconduct that has caused or is reasonably expected to result in material injury to Employer or any of its Affiliates or (iii) Executive's conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony.


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         (c) Termination Without Cause. A termination "Without Cause" shall mean a termination of employment by Employer other than due to Disability as described in Section 7(a) or for Cause as described in Section 7(b).

         (d) Termination by Executive. Executive may terminate his employment for any reason. A termination of employment by Executive for "Good Reason" shall mean a termination by Executive of his employment with Employer within 30 days following the occurrence, without Executive's consent, of any of the following events: (i) the assignment to Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties that he is to assume on the date hereof, (ii) the failure of Employer to obtain the assumption of this Agreement by any Successor (as defined below) to Employer as contemplated by Section 14, (iii) a reduction in the rate of Executive's Base Salary, (iv) a material breach by Employer of any of its obligations hereunder or by Holding of any of its obligations under any option agreement or other incentive award agreement or (v) delivery to Executive of a Non-Extension Notice, provided that, in the case of any of clauses (i), (iii) or (iv), within 30 days following the occurrence of any of the events set forth therein, Executive shall have delivered written notice to Employer of his intention to terminate his employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to Executive's right to terminate his employment for Good Reason, and Employer or Holding, as the case may be, shall not have cured such circumstances to the reasonable satisfaction of Executive.

         (e) Notice of Termination. Any termination by Employer pursuant to
Section 7(a), 7(b) or 7(c), or by Executive pursuant to Section 7(d), shall be communicated by a written Notice of Termination addressed to the other parties to this Agreement. A "Notice of Termination" shall mean a notice stating that Executive's employment with Employer has been or will be terminated.

         (f) Payments Upon Certain Terminations.

         (i) In the event of a termination of Executive's employment by Employer Without Cause or a termination by Executive of his employment for Good Reason during the Employment Period, Employer shall pay to Executive (or, following his death, to Executive's beneficiaries):

         (A) his Base Salary, which shall be payable in installments on Employer's regular payroll dates, for the period (the "Severance Period") beginning on the Date of Termination (as defined below) and ending on the last to occur of (1) the last day of the Initial Term or, if applicable, the then current Additional Term, (2) the first anniversary of the Date of Termination and (3) and the expiration of a number of


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     months equal to the number of years of Executive's service with Employer completed as of the Date of Termination and

         (B) the product of (1) the amount of incentive compensation that would have been payable to Executive for the calendar year in which the Date of Termination occurs if Executive had remained employed for the entire calendar year and assuming that all applicable performance targets had been achieved, multiplied by (2) a fraction, the numerator of which is equal to the number of days in such calendar year that precede the Date of Termination and the denominator of which is equal to 365 (such product, the "Pro Rata Bonus"), less

         (C) the amount, if any, paid or payable to Executive under the terms of any severance plan, policy, program or practice of Holding, Employer or any of their respective Affiliates applicable to Executive, as in effect on the Date of Termination;

provided that Employer may, at any time, pay to Executive, in a single lump sum and in satisfaction of Employer's obligations under clauses (A) and (B) of this
Section 7(f)(i), an amount equal to (x) the installments of the Base Salary then remaining to be paid to Executive pursuant to clause (A) above, and the amount, if any, then remaining to be paid to Executive pursuant to clause (B) above, less (y) the amount, if any, remaining to be paid to Executive pursuant to any plan, policy, program or practice identified under clause (C) above.

         If Executive's employment shall terminate and he is entitled to receive continued payments of his Base Salary under clause (A) of this Section 7(f)(i), Employer shall (x) continue to provide to Executive during the Severance Period the life, medical, dental, accidental death and dismemberment and prescription drug benefits referred to in Section 5 (the "Continued Benefits") and (y) reimburse Executive for expenses incurred by him for outplacement and career counseling services provided to Executive for an aggregate amount not in excess of the lesser of (i) $25,000 and (ii) 20% of Executive's Base Salary.

         Executive shall not have a duty to mitigate the costs to Employer under this Section 7(f)(i), except that Continued Benefits shall be reduced or canceled to the extent of any comparable benefit coverage earned by (whether or not paid currently) or offered to Executive during the Severance Period by a subsequent employer or other Person (as defined below) for which Executive performs services, including but not limited to consulting services.


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         (ii)    If Executive's employment shall terminate upon his death or
Disability or if Employer shall terminate Executive's employment for Cause or Executive shall terminate his employment without Good Reason during the Employment Period, Employer shall pay Executive his full Base Salary through the Date of Termination; plus, in the case of termination upon Executive's death or Disability, if, as of the Date of Termination, Employer has achieved the pro rated performance objectives for such calendar year (determined as provided in Section 7(f)(i)), the Pro Rata Bonus for the portion of the calendar year preceding Executive's Date of Termination (exclusive of any time between the onset of a physical or mental disability that prevents the performance by Executive of his duties hereunder and the resulting Date of Termination); plus, in the case of termination upon Executive's death, his full Base Salary for the remainder of the pay period in which death occurs and for one month thereafter, as provided in Section 3.

         (iii) Except as specifically set forth in this Section 7(f), no benefits payable to Executive under any otherwise applicable plan, policy, program or practice of Employer shall be limited by this Section 7(f), provided that (x) Executive shall not be entitled to receive any payments or benefits under any such plan, policy, program or practice providing any bonus or incentive compensation (and the provisions of this Section 7(f) shall supersede the provisions of any such plan, policy, program or practice), and (y) the amount, if any, paid or payable to Executive under the terms of any such plan, policy, program or practice relating to severance shall reduce the amounts payable under Section 7(f)(i) as provided in clause (C) thereof.

         (g) Date of Termination. As used in this Agreement, the term "Date of Termination" shall mean (i) if Executive's employment is terminated by his death, the date of his death, (ii) if Executive's employment is terminated by Employer for Cause, the date on which Notice of Termination is given as contemplated by Section 7(e) or, if later, the date of termination specified in such Notice, and (iii) if Executive's employment is terminated by Employer Without Cause, due to Executive's Disability or by Executive for any reason, the date that is 30 days after the date on which Notice of Termination is given as contemplated by Section 7(e) or, if no such Notice is given, 30 days after the date of termination of employment.

         (h) Resignation upon Termination. Effective as of any Date of Termination under this Section 7 or otherwise as of the date of Executive's termination of employment with Employer, Executive shall resign, in writing, from all Board memberships and other positions then held by him with Holding, Employer and their respective Affiliates.

         8. Unauthorized Disclosure. During the period of Executive's employment with Employer and the ten-year period following any termination of such employment, without the prior written consent of Employer's Board or its authorized representative,


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except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, Executive shall use his best efforts to consult with Employer's Board prior to responding to any such order or subpoena, and except as required in the performance of his duties hereunder, Executive shall not disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including but not limited to data and other information relating to members of the Board of Directors of Holding, Employer or any of their respective Affiliates or to management of Holding, Employer or any of their respective Affiliates), operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information (a) relating to Holding, Employer or any of their respective Affiliates or (b) that Holding, Employer or any of their respective Affiliates may receive belonging to suppliers, customers or others who do business with Holding, Employer or any of their respective Affiliates (collectively, "Confidential Information") to any third person unless such Confidential Information has been previously disclosed to the public or is in the public domain (other than by reason of Executive's breach of this Section
8).


         9. Non-Competition. During the period of Executive's employment with Employer and, following any termination thereof, the period ending on the later of (a) the first anniversary of the Date of Termination and (b) the last day of the Severance Period, Executive shall not, directly or indirectly, become employed in a similar executive capacity by, engage in business with, serve as an agent or consultant to, or become a partner, member, principal or stockholder (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, The Mead Corporation, any of its subsidiaries or any other current or future direct competitor (or any of such direct competitor's subsidiaries or affiliates) in the paperboard and paperboard packaging business of Holding, Employer or any of their respective subsidiaries, as determined in good faith by Employer's Board. For purposes of this Section 9, the phrase employment "in a similar executive capacity" shall mean employment in any position in connection with which Executive has or reasonably would be viewed as having powers and authorities with respect to any other Person or any part of the business thereof that are substantially similar, with respect thereto, to the powers and authorities assigned to the Senior Vice President, Paperboard Operations or any superior executive officer of Employer in the By-Laws of Employer as in effect on the date hereof, a copy of the relevant portions of which has been delivered to Executive on or before the date hereof, and which Executive hereby confirms that he has reviewed.


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         10.     Non-Solicitation of Employees. During the period of Executive's employment with Employer and, following any termination thereof, the period ending on the later of (a) the first anniversary of the Date of Termination and
(b) the last day of the Severance Period (such periods collectively, the "Restriction Period"), Executive shall not, directly or indirectly, for his own account or for the account of any other Person anywhere in the United States or Europe, (i) solicit for employment, employ or otherwise interfere with the relationship of Holding, Employer or any of their respective subsidiaries with, any person who at any time during the six months preceding such solicitation, employment or interference is or was employed by or otherwise engaged to perform services for Holding, Employer or any of their respective subsidiaries, other than any such solicitation or employment during Executive's employment with Holding and Employer on behalf of Holding, and Employer, or (ii) induce any employee of Holding, Employer or any of their respective Affiliates who is a member of management to engage in any activity which Executive is prohibited from engaging in under any of Sections 8, 9, 10 or 11 or to terminate his employment with Employer.

         11. Non-Solicitation of Customers. During the Restriction Period, Executive shall not, directly or indirectly, for his own account or for the account of any other Person anywhere in the United States or Europe, solicit or otherwise attempt to establish any business relationship of a nature that is competitive with the paperboard and paperboard packaging business of Holding, Employer or any of their respective subsidiaries, as determined in good faith by Employer's Board any Person who is or was a customer, client or distributor of Holding, Employer or any of their respective Affiliates at any time during which Executive was employed by Employer (in the case of any such activity during such time) or during the twelve-month period preceding the Date of Termination (in the case of any such activity after the Date of Termination), other than any such solicitation on behalf of Holding, Employer or any of their respective Affiliates during Executive's employment with Employer.

         12. Return of Documents. In the event of the termination of Executive's employment for any reason, Executive shall deliver to Employer all of (a) the property of each of Holding, Employer and their respective Affiliates and (b) the non-personal documents and data of any nature and in whatever medium of each of Holding, Employer and their respective Affiliates, and he shall not take with him any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information. Whether documents or data are "personal" or "non-personal" shall be determined as follows: Executive shall present any documents or data that he wishes to take with him to the chief legal officer of Employer for his review. The chief legal officer shall make an initial determination whether any such documents or data are personal or non-personal, and with respect to such documents or data that he determines to be non-personal, shall notify Executive either that such documents or data must be retained by Employer or that Employer must make and retain a copy thereof before Executive may take such documents or data with him. Any disputes as to the personal or non-personal nature of any such documents or data shall first be presented to


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the Chairman of Employer's Board or to another representative designated by
Employer's Board, and if such disputes are not promptly resolved by Executive and the Chairman or such representative, such disputes shall be resolved through arbitration pursuant to Section 17(b).

         13. Injunctive Relief with Respect to Covenants; Forum, Venue and Jurisdiction. Executive acknowledges and agrees that the covenants, obligations and agreements of Executive contained in Sections 8, 9, 10, 11, 12 and 13 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause Employer irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that Employer shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies Employer may have. Employer, Holding and Executive hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States of America, in each case located in New York City, in respect of the injunctive remedies set forth in this Section 13 and the interpretation and enforcement of Sections 8, 9, 10, 11, 12 and 13 insofar as such interpretation and enforcement relate to any request or application for injunctive relief in accordance with the provisions of this Section 13, and the parties hereto hereby irrevocably agree that (a) the sole and exclusive appropriate venue for any suit or proceeding relating solely to such injunctive relief shall be in such a court,
(b) all claims with respect to any request or application for such injunctive relief shall be heard and determined exclusively in such a court, (c) any such court shall have exclusive jurisdiction over the person of such parties and over the subject matter of any dispute relating to any request or application for such injunctive relief, and (d) each hereby waives any and all objections and defenses based on forum, venue or personal or subject matter jurisdiction as they may relate to an application for such injunctive relief in a suit or proceeding brought before such a court in accordance with the provisions of this
Section 13. All disputes not relating to any request or application for injunctive relief in accordance with this Section 13 shall be resolved by arbitration in accordance with Section 17(b).

         14. Assumption of Agreement. Employer shall require any Successor thereto, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Failure of Employer to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from Employer in the same amount and on the same terms as Executive would be entitled hereunder if Employer had terminated Executive's employment Without Cause as described in Section 7, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

         15. Entire Agreement. This Agreement (including the Exhibit hereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. All prior correspondence and proposals (including but not limited to summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter (including but not limited to those made to or with Executive by any other Person and those contained in any prior employment, consulting or similar agreement entered into by Executive and Employer or any predecessor thereto or Affiliate thereof) are merged herein and superseded hereby.

         16. Indemnification. Employer hereby agrees that it shall indemnify and hold harmless Executive to the fullest extent permitted by Delaware law from and against any and all liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of litigation (including attorneys' fees), arising out of the employment of Executive hereunder, except to the extent arising out of or based upon the gross negligence or willful misconduct of Executive. Costs and expenses incurred by Executive in defense of such litigation (including attorneys' fees) shall be paid by Employer in advance of the final disposition of such litigation upon receipt by Employer of (a) a written request for payment, (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought, and (c) an undertaking adequate under Delaware law made by or on behalf of Executive to repay the amounts so paid if it shall ultimately be determined that Executive is not entitled to be indemnified by Employer under this Agreement, including but not limited to as a result of such exception.

         17.     Miscellaneous.

         (a) Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of Employer, Holding and their respective successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and his heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, except as provided pursuant to this Section 17(a). Each of Holding and Employer may effect such an assignment without prior written approval of Executive upon the transfer of all or substantially all of its business and/or assets (by whatever means), provided that the Successor to Employer shall expressly assume and agree to perform this Agreement in accordance with the provisions of Section
14.

         (b) Arbitration. Any dispute or controversy arising under or in connection with this Agreement (except in connection with any request or application for injunctive relief in accordance with Section 13) shall be resolved by binding arbitration. The arbitration shall be held in the city of Atlanta, Georgia and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both Employer and Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by Employer, one appointed by Executive, and the third appointed by the other two arbitrators. All expenses of arbitration shall be borne by the party who incurs the expense, or, in the case of joint expenses, by both parties in equal portions, except that, in the event Executive prevails on the principal issues of such dispute or controversy, all such expenses shall be borne by Employer.

         (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflicts of laws, provided that the indemnification provisions contained in Section 16 shall be governed by and construed in accordance with the laws of the State of Delaware.

         (d) Taxes. Employer may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

         (e) Amendments. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by Employer's Board or a Person authorized thereby and is agreed to in writing by Executive and, in the case of any such modification, waiver or discharge affecting the rights or obligations of Holding, is approved by the Board of Directors of Holding or a Person authorized thereby. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

         (f) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

         (g) Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

         (A) If to Employer, to it at:

             Riverwood International Corporation
             3350 Cumberland Circle
             Suite 1400
             Atlanta, Georgia  30339
             Attention:  General Counsel

         (B) if to Holding, to it at:

             c/o Riverwood International Corporation
             3350 Cumberland Circle
             Suite 1400
             Atlanta, Georgia  30339
             Attention:  General Counsel

         (C) if to Executive, to him at his residential address as currently on file with Employer.

Copies of any notices or other communications given under this Agreement shall also be given to:

             Clayton, Dubilier & Rice, Inc.
             375 Park Avenue
             New York, New York  10152
             Attention:  Mr. Kevin J. Conway

                       and

             Debevoise & Plimpton
             875 Third Avenue
             New York, New York  10022
             Attention:  Franci J. Blassberg, Esq.

         (h) Voluntary Agreement; No Conflicts. Executive, Employer and Holding each represent that they are entering into this Agreement voluntarily and that Executive's employment hereunder and each party's compliance with the terms and conditions of this Agreement will not conflict with or result in the breach by such party of any agreement to which he or it is a party or by which he or it or his or its properties or assets may be bound.

         (i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

         (j) Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

         (k) Certain Definitions.

         "Affiliate": with respect to any Person, means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary.

         "Control": with respect to any Person, means the possession, directly or indirectly, severally or jointly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

         "Person": any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.

         "Subsidiary": with respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing 50% or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.

         "Successor": of a Person means a Person that succeeds to the first Person's assets and liabilities by merger, liquidation, dissolution or otherwise by operation of law, or a Person to which all or substantially all the assets and/or business of the first Person are transferred.


         IN WITNESS WHEREOF, Employer and Holding have duly executed this Agreement by their authorized representatives, and Executive has hereunto set his hand, in each case effective as of the date first above written.


                              RIVERWOOD INTERNATIONAL CORPORATION


                              By:/s/ Stephen M. Humphrey
                                 -----------------------
                               Name: Stephen M. Humphrey
                               Title: President and Chief Executive Officer


                              RIVERWOOD HOLDING, INC.


                              By:/s/ Stephen M. Humphrey
                                 -----------------------
                               Name: Stephen M. Humphrey
                               Title: President and Chief Executive Officer


                              Executive:


                              /s/ Steven D. Saucier
                              ----------------------
                              Steven D. Saucier

                                                                     Schedule I

                                  Perquisites

1.         Annual executive physical.

2. Reimbursement up to $1,000 annually for expenses relating to income tax preparation plus additional fees if incurred on account of job-related circumstances and the cost of representation by return preparer during any audit.

3. Reimbursement for expenses incurred for financial and estate planning services of up to $5,000 for expenses incurred in the first calendar year services are utilized and up to $2,500 for expenses incurred in calendar years thereafter.

4. Subject to the advance approval of the CEO, reimbursement for initiation fees ("grossed up" for federal and state income taxes) and dues for one country club and one luncheon or city club.